Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102425

PROSPECTUS SUPPLEMENT NO. 8
(TO PROSPECTUS DATED JANUARY 21, 2003)

$641,510,000

ALLERGAN, INC.

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This Prospectus Supplement No. 8 supplements and amends the Prospectus dated January 21, 2003, as amended (as amended, the “Prospectus”), relating to the resale from time to time by holders of our Zero Coupon Convertible Senior Notes Due 2022 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

	PRINCIPAL
	AMOUNT OF		COMMON	COMMON
	NOTES OWNED	PERCENTAGE	STOCK OWNED	STOCK
	AND OFFERED	OF NOTES	PRIOR TO THE	OFFERED
NAME	HEREBY	OUTSTANDING	OFFERING	HEREBY (1)

Goldman Sachs & Co.	$12,823,000	2.00%		146,310
Northwest Convertible Arbitrage Fund Ltd.	$7,000,000	1.09%		79,870
North Northwest Fund	$4,000,000	*		45,640
UBS Warburg LLC 642	$6,375,000	*		72,738

*	Less than one percent.

(1)	The number of shares of common stock offered hereby includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes.

     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 24, 2003.